Exhibit 10.4

Loan Agreement

This Loan Agreement (“this Agreement”) is executed by and among the following parties as of March 31, 2006, in Shenzhen, the People’s Republic of China (“PRC”):

(1) China Digital Technology Consulting (Shenzhen) Co., Ltd. (“Party A”), with a registered office at Room 201, Block 6, Champs Elysees Garden, Nongyuan Road, Futian District, Shenzhen;

(2) Li Limin (“Party B”), a PRC citizen with ID Number 440301610103081 and residence at Room 403, Electronic Technology Tower, Middle Shennan Road, Shenzhen, Guangdong Province;

(3) Liang Yanqing (“Party C”), a PRC citizen with ID Number 230102197203296124 and residence at Room 28-806, Zhongxin Street, Shahe, Shenzhen, Guangdong Province;

WHEREAS:

1.	Party A is a wholly foreign owned enterprise established under the laws of the PRC with the registration number of its business license Qi Du Yue Shen Zong Zi 317806.

2.	Party B and Party C are both PRC citizens. Party B holds 70% equity interest of China Digital Mobile Television Co., Ltd. (“CDMTV”) and Party C holds 30% equity interest of CDMTV.

3.	On March 31, 2006, Party A, B and C (collectively the “Parties”) entered into an Option Agreement (“Option Agreement”). Party B and Party C shall transfer 100% equity interest of CDMTV owned by them to Party A, if the transfer is permitted by PRC laws and regulations at that time.

4.	Party A is willing to lend and Party B and Party C are willing to borrow a loan to fund the operating capital requirements of CDMTV pursuant to the conditions and terms of this Agreement.

After negotiation, the Parties agree to the following:

Chapter 1 Loan

1.	Purpose

Party B and Party C shall pay the increase of the capital contribution of CDMTV with the loan provided under this Agreement and shall not use it for any other purposes without Party A’s prior written consent.

2.	Amount

The amount of the loan shall be RMB 50,000,000.

3.	Term

The term of the loan shall commence on the execution date of this Agreement and expire on the date on which Party B and Party C repay the loan pursuant to Article 9 of this Agreement.

4.	Prior to disbursement of the loan, the following conditions shall be satisfied:

4.1	Pursuant to Article 5.1, Party A receives written notice from Party B and/or Party C requesting the loan.

4.2	The Parties enter into an Equity Pledge Agreement (“Equity Pledge Agreement”) at the same time as this Agreement. According to Equity Pledge Agreement, Party B and Party C agree to pledge all their equity interest in CDMTV and all rights related to Party A as the security for the loan.

4.3	The Parties enter into Option Agreement, according to which Party B and Party C shall grant Party A with an irrevocable option to purchase all their equity interest in CDMTV and all related rights and interests, provided that the conditions and terms of the Option Agreement are satisfied.

4.4	The Equity Pledge Agreement and the Option Agreement shall be valid. None of the terms and conditions of the aforesaid two agreements shall be violated or breached by any party. All the approvals, consents, grants and registrations required by the aforesaid two agreements shall have been obtained or completed. The amendments or modifications to the aforesaid agreements, if any, shall have been agreed to by the Parties hereto.

4.5	On the date when notice of releasing loan is delivered to Party A or when the loan is delivered to Party B and Party C, the representations and warranties under Chapter 3 shall remain true and accurate.

4.6	Party B and Party C do not materially breach or violate the terms and conditions under this Agreement.

5.	Release

5.1	Upon the execution of this Agreement, Party B and Party C shall have the right of giving notice of releasing the loan to Party A for the total amount or give notices from time to time to request the releasing of the loan in installments according to CDMTV’s management needs. Upon receiving notice that the loan has been released, Party A shall remit the loan required in the notice to the bank account designated by Party B and Party C within 3 banking days in accordance with laws and regulations and fax the document of remittance to Party B and Party C.

5.2	Party B and Party C shall fax to Party A the notice of receiving the loan or other written notice issued by the bank testifying that the loan has been received, after receiving such notice.

Chapter 2 Interest Rate

6.	For the purpose of supporting CDMTV’s management and facilitating the development of Party A’s equipment sales and purchases, the interest rate shall be zero (0%).

Chapter 3 Representations and Warranties

7.	Party A hereby makes the following representations and warranties to Party B and Party C:

7.1	Party A is a wholly foreign owned enterprise established under the laws of the PRC.

7.2	Party A has full right, power and all necessary approval and authorization to execute and perform this Agreement pursuant to its articles of association and other documents.

7.3	The execution or the performance of this Agreement will not result in its violation of any legal provisions or limits or any contractual limits to Party A.

7.4	This Agreement constitutes Party A’s legal, valid and binding obligations that are enforceable in accordance with its terms after becoming effective.

8.	Party B and Party C hereby make the following representations and warranties to Party A:

8.1	CDMTV is a limited liability company established and existing under the laws of the PRC and Party B and Party C respectively hold 70% and 30% equity interest in CDMTV.

8.2	Party B and Party C will not transfer or mortgage their equity interest in CDMTV to any third party without Party A’s prior written consent.

8.3	Party B and Party C have full right, power and all necessary approval and authorization to execute and perform this Agreement.

8.4	The execution or the performance of this Agreement will not result in their violation of any legal provisions or limits or any contractual limits to Party B and Party C.

8.5	This Agreement shall constitute Party B’s and Party C’s legal, valid and binding obligations that are enforceable in accordance with its terms after becoming effective.

8.6	Upon the execution of this agreement, there is no litigation, arbitration or administrative proceeding, current, pending or, to the knowledge of Party B and Party C, threatening, which has or might, if adversely determined, have a material adverse effect on these two parties.

Chapter 4 Repayment

9.	Method of Repayment

9.1	The Parties agree and confirm that Party B and Party C will only take and Party A will only accept the following method of loan repayment: Party B and Party C shall transfer their equity interest in CDMTV in accordance with the terms and conditions of Option Agreement to Party A pursuant to the requirement of its written notice and repay the loan under this Agreement with the transfer income, provided that such transfer is permitted by PRC laws and regulations at that time.

9.2	The Parties agree and confirm that if the equity interest in CDMTV held by Party B and Party C is transferred to any third party with Party A’s prior consent, all the income shall be repaid to Party A, whether the amount of the income exceeds the amount of loan or not.

9.3	The Parties agree and confirm that when the equity interest in CDMTV is transferred by Party B and Party C in accordance with the terms and conditions of the 2007 Option Agreement, if the actual transfer price exceeds the amount of the loan hereunder due to the requirement of the PRC laws and regulations at that time or any other reasons, the excess shall be deemed an occupying cost and paid to Party A along with the principal of the loan, in accordance with any relevant laws.

10.	Repayment in Advance

In the case that PRC laws and regulations permit the equity transfer from Party B and Party C to Party A or any other party designated by Party A and the equity interest in CDMTV is transferred according to the Option Agreement, Party B and Party C shall repay the loan, whether or not the loan is mature.

Chapter 5 Guarantee

11.	Party B and Party C agree to pledge all the equity interest in CDMTV to Party A as the guarantee for the repayment obligations under this Agreement. Party A shall have the right to dispose of the pledged equity interest according to the provisions of laws and regulations, in the event that Party B and Party C are not able to repay the loan on time.

12.	Party B and Party C undertake to repay the loan pursuant to Article 9 of this Agreement.

13.	Party A undertakes that it will not require Party B or Party C to repay the loan in advance and will release the pledge on the equity in CDMTV when Party B and Party C repay the loan pursuant to Article 9 under this Agreement.

Chapter 6 Confidentiality

14.	Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement is confidential information. The Parties shall maintain the confidentiality of all such data and information. No Party shall disclose any relevant data or information to any third party without the written consent of other parties, except in the following circumstances: (a) such data and information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information or data disclosed is required by applicable laws or rules or regulations; or (c) information or data is required to be disclosed by any Party to its legal counsel or financial advisor and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information or data by such legal counsel or financial advisor shall be deemed disclosure of such confidential information or data by such Party, which shall be held liable for breach of this Agreement.

Chapter 7 Default and Damage

15.	During the period of validity, the following events shall be deemed an event of default by Party A:

15.1	Party A disposes the pledged equity interest without Party B’s or Party C’s consent;

15.2	Party A does not remit the loan to the bank account designated by Party B and Party C within 10 banking days after receiving the notice of releasing loan from Party B and Party C;

15.3	Party A requires Party B and Party C to repay the loan in advance, without the consent of Party B and Party C, except for the repayment in advance according to Article 10 of this Agreement.

16.	During the period of validity, the following events of Party B and Party C shall be deemed as events of default by Party B and Party C:

16.1	Party B and Party C dispose the pledged equity interest without Party A’s consent;

16.2	Party B and Party C do not repay the loan pursuant to Article 9 under this Agreement upon expiration.

17.	Termination and Damage

Any breach of any provision of this Agreement shall be deemed to be an event of default and in that case, the defaulting Party shall compensate the non-defaulting Party fully and adequately. The non-defaulting Party shall have the right to determine whether to execute or terminate this Agreement.

18.	Dispute Resolution

In the event a dispute arises from the performance of this Agreement, the Parties shall first attempt to resolve such dispute through consultation. In the event that such dispute is not resolved through the consultation, any Party may submit the dispute to the court that has jurisdiction over the dispute.

19.	This Agreement and all the rights and obligations of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

20.	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall not affect the validity or enforceability of other provisions hereof.

21.	There exist six originals of this Agreement. Each party shall hold one original. Other originals shall be kept as backups.

[No	Text	Below]

[Execution Page]

Party A: China Digital Technology Consulting (Shenzhen) Co., Ltd. (Company Seal)

/s/ China Digital Technology Consulting (Shenzhen) Co., Ltd.

Legal Representative or Authorized Representative (Signature):

Party B:	/s/ Li Limin	(Signature)
Li Limin

Party C:	/s/ Liang Yanqing	(Signature)
Liang Yanqing